EXHIBIT 21.1

Direct and Indirect Subsidiaries of KBS Legacy Partners Apartment REIT, Inc.

Entity	Jurisdiction

KBS Legacy Partners Limited Partnership	Delaware

KBS Legacy Partners Holdings LLC	Delaware

KBS Legacy Partners Properties LLC	Delaware

KBS Legacy Partners Crystal LLC	Delaware

KBS Legacy Partners Dakota Hill LLC	Delaware

KBS Legacy Partners Grand LLC	Delaware

KBS Legacy Partners Greer LLC	Delaware

KBS Legacy Partners Greer Land LLC	Delaware

KBS Legacy Partners Lofts LLC	Delaware

KBS Legacy Partners Lombard LLC	Delaware

KBS Legacy Partners Millennium LLC	Delaware

KBS Legacy Partners Pikesville LLC	Delaware

KBS Legacy Partners Poplar LLC	Delaware

KBS Legacy Partners Watertower LLC	Delaware

KBS Legacy Partners Wesley LLC	Delaware

KBS Legacy Partners Wesley Land LLC	Delaware